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                     July 5, 2022

       Shibasish Sarkar
       Chief Executive Officer
       International Media Acquisition Corp.
       1604 US Highway 130
       North Brunswick, NJ 08902

                                                        Re: International Media
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed June 24, 2022
                                                            File No. 001-40687

       Dear Mr. Sarkar:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Alexandria Kane, Esq.